                                                                      EXHIBIT 11

                                 XL CAPITALLTD

                   COMPUTATION OF EARNINGS PER ORDINARY SHARE
                         AND ORDINARY SHARE EQUIVALENT

        (U.S. DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30               JUNE 30
                                                       -------------------   -------------------
                                                         2000       1999       2000       1999
                                                       --------   --------   --------   --------
                                                           (UNAUDITED)           (UNAUDITED)
BASIC EARNINGS PER SHARE:
Net income...........................................  $142,484   $62,708    $366,243   $272,519
Weighted average ordinary shares outstanding.........   124,431   126,785     124,948    127,599
Basic earnings per share.............................  $   1.15   $  0.49    $   2.93   $   2.14
                                                       ========   =======    ========   ========
DILUTED EARNINGS PER SHARE:
Net income...........................................  $142,484   $62,708    $366,243   $272,519
Add back after-tax interest on convertible
  debentures.........................................        --       876          --      1,752
                                                       --------   -------    --------   --------
Adjusted net income..................................   142,484    63,584     366,243    274,271
                                                       ========   =======    ========   ========
Weighted average ordinary shares outstanding-basic...   124,431   126,785     124,948    127,599
Average stock options outstanding (1)................     1,249     1,254         930      1,923
Assumed conversion of convertible debentures (2).....        --     1,837          --      1,837
                                                       --------   -------    --------   --------
Weighted average ordinary shares
  outstanding-diluted................................   125,680   129,876     125,878    131,359
                                                       --------   -------    --------   --------
Diluted earnings per share...........................  $   1.13   $  0.48    $   2.91   $   2.07
                                                       ========   =======    ========   ========
Dividends per share..................................  $   0.45   $  0.44    $   0.90   $   0.88
                                                       ========   =======    ========   ========

------------------------

(1) Net of shares repurchased under the treasury stock method.

(2) 1999 reflects the assumed conversion of the 5.25% Convertible Subordinated Debentures due 2000, formerly issued by NAC Re. These debentures were called in June 1999 and the actual conversion is reflected in 1999.